Exhibit 10.19

SALLY BEAUTY HOLDINGS, INC.

INDEPENDENT DIRECTOR COMPENSATION POLICY

(AMENDED AND RESTATED AS OF NOVEMBER 1, 2023)

Upon recommendation and approval by the Compensation and Talent Committee (the “Compensation and Talent Committee”) of the Board of Directors (the “Board”) of Sally Beauty Holdings, Inc. (the “Company”), the Board has adopted the following compensation policy, effective as of October 1, 2022 (the “Effective Date”), for independent directors of the Company. The compensation policy has been developed to compensate certain independent directors of the Company for their time, commitment and contributions to the Board. This policy shall apply to directors of the Company who are not Company employees (each an “Independent Director”).

CASH COMPENSATION

Retainers for Serving on the Board

Independent Directors shall be paid an annual cash retainer of $105,000, payable in advance in quarterly installments, for each calendar year of service on the Board. Cash retainers for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such quarter.

Retainers for Serving as Chair

An additional annual cash retainer shall be paid to an Independent Director who serves as the Non-Executive Chair of the Board (the “Non-Executive Chair”) or Chair of the Audit Committee; Compensation and Talent Committee; or Nominating, Governance and Corporate Responsibility Committee (a “Committee Chair”). Such additional retainer shall be payable in advance in quarterly installments, in the following annualized amounts:

Non-Executive Chair $150,000
Audit Committee $30,000
Compensation and Talent Committee $25,000
Nominating, Governance and Corporate Responsibility Committee $20,000

The Compensation and Talent Committee may recommend a “special” retainer or lump sum cash payment for the Non-Executive Chair of up to $150,000 annually to reflect increased responsibilities as may occur from time to time. The Compensation and Talent Committee may recommend a “special” retainer or lump sum cash payment for other

Independent Directors of up to $50,000 annually to reflect increased responsibilities as may occur from time to time.

Additional and / or “special” retainers paid to the Non-Executive Chair or Committee Chair for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such quarter.

EQUITY-BASED COMPENSATION

Annual Grants Prior to November 1, 2023

Prior to November 1, 2023, each Independent Director shall be granted an annual equity-based retainer award with a value at the time of issuance of approximately $150,000. Such award shall normally be made at the first Board meeting each Company fiscal year in the form of grants of restricted stock units (“RSUs”), in accordance with the Company’s Omnibus Incentive Plan then in effect (“Omnibus Plan”) and shall vest on November 15th of the following year.

Annual Grants On or Following November 1, 2023

On or following November 1, 2023, each Independent Director shall be granted an annual equity-based retainer award with a value at the time of issuance of approximately $150,000. Effective as of November 1, 2023, such award shall normally be made at the Company’s annual meeting of stockholders (the “Annual Meeting”) in the form of RSUs, in accordance with the Omnibus Plan and shall vest on the earlier of the one-year anniversary of the date of grant and the next Annual Meeting. Notwithstanding the foregoing, the RSUs to be granted at the Annual Meeting held in calendar year 2024 shall have a value at the time of issuance of approximately $187,500.

Independent Directors whose Board service begins after the start of a Company fiscal year shall receive a grant pro-rated to reflect the number of days remaining in such fiscal year.

The Compensation and Talent Committee may recommend a “special” equity-based retainer for the Non-Executive Chair of up to $100,000 annually to reflect increased responsibilities as may occur from time to time.

RSUs Granted Prior to October 1, 2012

Upon vesting of RSUs granted prior to October 1, 2012, Independent Director RSUs shall be deferred into deferred stock units that shall be distributed six months after such Independent Director’s Board service terminates.

In the event an Independent Director’s Board service terminates because of death, disability or involuntary termination without Cause (as defined in the Omnibus Plan), a pro rata portion of such Independent Director’s unvested RSUs shall vest upon such termination. If an Independent Director’s Board service is terminated for any other reason than the foregoing RSUs shall be canceled upon such termination.

RSUs Granted Following October 1, 2012

With respect to RSUs granted following October 1, 2012, Independent Directors may elect, by the deadline imposed by the Compensation and Talent Committee in compliance with Section 409A of the Code, to defer delivery of the shares of common stock of the Company (“Common Stock”) that would otherwise be due on the vesting date until a later date as specified in such Independent Director’s deferral election form. The Company shall establish the rules and procedures for such payment deferrals in compliance with Section 409A of the Code and Treasury regulations and guidance with respect to such law. If an Independent Director does not make such election, he or she will receive shares of Common Stock in settlement of the RSU on the vesting date.

In the event an Independent Director’s Board service terminates because of death or disability, a pro rata portion of such Independent Director’s unvested RSUs shall vest upon such termination. If an Independent Director’s Board service is terminated for any other reason than the foregoing RSUs shall be canceled upon such termination.

TRAVEL EXPENSE REIMBURSEMENT

Each of the Independent Directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director. With respect to air travel, reimbursements shall be limited to the cost of first-class commercial airline tickets for the trip and date in question.

Minimum EQUITY Ownership

Each Independent Director must own shares of Common Stock in an amount equal to 5x their base annual cash retainer (excluding additional annual cash retainers for the Non-Executive Chair and Committee Chair and meeting fees) (“Retention Amount”). Independent Directors are required to achieve their Retention Amount within five years of becoming subject to the requirements. Until such time as the Independent Director reaches their minimum equity ownership Retention Amount, the Independent Director will be required to retain 100% of the shares of Common Stock received upon settlement of their restricted stock units.

Equity that Counts Toward Meeting the Retention Amount:

•
Shares owned directly (e.g., shares purchased in the open market, etc.)
•
Shares owned indirectly (e.g., by a spouse, trust or limited partnership or any other entity)
•
Shares underlying vested restricted stock units
•
Shares the receipt of which have been deferred
•
50% of unvested restricted stock units

Equity that Does Not Count Toward Meeting the Retention Amount:

•
Unexercised options (whether vested or unvested)
•
50% of unvested restricted stock units settled (meaning that the 50% addressed in the section above does count toward the Retention Amount, while the other 50% does not)

Compliance:

Retention Amounts for Independent Directors are determined as a multiple of their base annual cash retainer and then converted to a fixed number of shares based on an average of the prior fiscal year’s quarter-end closing stock prices. The required Retention Amount will be re-determined each December 1st based on the then-current annual cash retainer and an average of the prior fiscal year’s quarter-end closing stock prices. Once established each year, an Independent Director’s required Retention Amount does not change as a result of fluctuations in the market price of the Common Stock. Once achieved, ownership of the required Retention Amount must be maintained for as long as the Independent Director is subject to the guidelines.

The Nominating, Governance and Corporate Responsibility Committee of the Board will be responsible for monitoring compliance with these stock ownership guidelines.

EFFECTIVE DATE, AMENDMENT, REVISION AND TERMINATION

This policy may be amended, revised or terminated by the Compensation and Talent Committee at any time and from time-to-time.